EXHIBIT 4.1

CORNING INCORPORATED

4.250% Notes due 2020

5.750% Notes due 2040

Officers’ Certificate

Pursuant to the Indenture, dated as of November 8, 2000 (the “Indenture”), as supplemented, between Corning Incorporated (the “Company”) and The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank, N.A., formerly The Chase Manhattan Bank), as Trustee (the “Trustee”), and resolutions duly adopted by the Board of Directors of the Company at a meeting of the Board of Directors duly called and held on July 21, 2010, at which a quorum was present in person or by teleconference and acting throughout (the “Resolutions”), this Officers’ Certificate is being delivered to the Trustee to establish the terms of two series of Securities in accordance with Section 301 of the Indenture and to establish the form of the Securities of such series in accordance with Section 201 of the Indenture.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

A. Establishment of Series pursuant to Section 301 of Indenture.

There is hereby established pursuant to Section 301 of the Indenture two series of Securities which shall have the following terms:

(1) One series of Securities shall bear the title “4.250% Notes due 2020” (the “2020 Notes”) and the second series shall bear the title “5.750% Notes due 2040” (the “2040 Notes” and, together with the 2020 Notes, the “Notes”).

(2) The aggregate principal amount of Notes to be issued pursuant to this Officers’ Certificate shall be limited to $300,000,000 for the 2020 Notes and $400,000,000 for the 2040 Notes (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes of each series pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered thereunder).

(3) Interest will be payable to the Person in whose name a Note (or any Predecessor Security) is registered at the close of business on the Regular Record

Date (as defined below) next preceding each Interest Payment Date (as defined below); provided, however, that interest payable on the respective Maturity Date of the Notes shall be payable to the Person to whom principal shall be payable.

(4) The date on which the principal of the Notes is due and payable shall be August 15, 2020 for the 2020 Notes and August 15, 2040 for the 2040 Notes.

(5) The 2020 Notes shall bear interest at the rate of 4.250% per annum (based upon a 360-day year consisting of twelve 30-day months), and the 2040 Notes shall bear interest at the rate of 5.750% per annum (based upon a 360-day year consisting of twelve 30-day months). The Notes shall bear interest from and including August 10, 2010, or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable semiannually on February 15 and August 15 in each year, commencing on February 15, 2011, until the principal thereof is paid or made available for payment. Each such February 15 or August 15 shall be an “Interest Payment Date” for the Notes, and each February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date shall be the “Regular Record Date” for the interest payable on such Interest Payment Date.

(6) Principal of and interest on the Notes will be payable, and, except as provided in Section 305 of the Indenture with respect to any Global Security (as defined below), the transfer of the Notes will be registrable and Notes will be exchangeable for Notes bearing identical terms and provisions at the corporate trust office of The Bank of New York Mellon Trust Company, N.A. (the “Paying Agent”), in the Borough of Manhattan, The City of New York.

(7) Each series of Notes shall be redeemable as follows:

Each series of Notes will be redeemable in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 25 basis points for the 2020 Notes or the then current Treasury Rate plus 30 basis points for the 2040 Notes.

The Company will pay accrued and unpaid interest on the principal amount of each series of Notes being redeemed to the date of redemption.

In connection with such optional redemption, the following defined terms apply:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time.

“Redemption Date” means the date fixed for redemption of the Notes by or pursuant to the Indenture.

“Reference Treasury Dealer” means each of Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. and their respective successors, and three other firms that are primary U.S. Government securities dealers (each a “Primary Treasury Dealer”) which the Company will specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

If the Company decides to redeem less than all of the outstanding Notes of a series, the Trustee will select the Notes of such series to be redeemed:

•	by lot,

•	pro rata, or

•	by any other method the Trustee considers fair and appropriate.

Notice of redemption will be mailed at least 30 but not more than 60 days before the Redemption Date to each Holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes of a series will state, among other things, the amount of Notes of such series to be redeemed, the Redemption Date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of Notes of such series to be redeemed. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on any Notes of such series that have been called for redemption at the Redemption Date.

Repurchase upon a Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its right to redeem the Notes as described above, it will be required to make an offer to each Holder to repurchase all or, at the Holder’s option, any part (equal to $2,000 or any multiple of $1,000 in excess thereof), of each Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Notes. In the Change of Control Offer, the Company will be required to offer to repurchase each Holder’s Notes in cash at a price equal to 101% of the aggregate principal amount of Notes repurchased, plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, or at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of a pending Change of Control, the Company will be required to send to each Holder of Notes a notice describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will be required to promptly mail, to each Holder who properly tendered Notes, the Change of Control Payment for such Notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or a multiple of $1,000 in excess thereof.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes an offer to purchase the Notes in the manner, at the times and otherwise in compliance with the requirements for an offer to purchase made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, the Company will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

The Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

To the extent that the Company is required to offer to repurchase the Notes upon the occurrence of a Change of Control Triggering Event, the Company may not have sufficient funds to repurchase the Notes in cash at such time. In addition, the Company’s ability to repurchase the Notes for cash may be limited by law or the terms of other agreements relating to the Company’s indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the Notes.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of not complying with the Change of Control Offer provisions as a result of any such conflict.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the Company’s properties or assets and those of its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of its assets and those of its subsidiaries, taken as a whole, to another person or group may be uncertain. In such case, holders of the Notes may not be able to resolve this uncertainty without resorting to legal action.

The provisions in the Indenture and the Notes relating to Change of Control transactions will not necessarily afford a Holder protection in the event of a highly leveraged transaction that may adversely affect such Holder, including a reorganization, restructuring, merger or other similar transaction involving the Company. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude or on the terms required under the definition of Change of Control Triggering Event.

For purposes of the repurchase provisions of the Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of its subsidiaries, taken as a whole, to one or more persons, other than to the Company or one of its subsidiaries; (2) the first day on which a majority of the members of the Company’s board of directors is not composed of Continuing Directors (as defined below); (3) the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares; (4) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution (other than its liquidation into a newly formed holding company). Notwithstanding the foregoing, a transaction described in clause (3) above will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a direct or indirect parent company of such holding company) and (2)(A) the direct or indirect Holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the Holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person, other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly, of more than 50% of the then outstanding Voting Stock, measured by voting power, of such holding company or its parent company. Following any such transaction, references in this definition to the Company shall be deemed to refer to such holding company. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by each of the Rating Agencies on any date during the 60-day period (the “Trigger Period”) following the earlier date of (1) the first public announcement of the Change of Control or the Company’s intention to effect a Change of Control and (2) the consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies. Unless at least one Rating Agency is providing a rating for the long-term unsecured debt of the Company at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of the Company’s board of directors on the date the Notes were issued; or (2) was nominated for election, elected or appointed to the Company’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Company’s board of directors at the time of such nomination, election or appointment (either by specific action of the board of directors or by approval by such directors of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P; and (b) if any of the Rating Agencies ceases to provide rating services to issuers or investors, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by the Company (as certified by the Company’s chief executive officer or chief financial officer) as a replacement for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

(8) The Company shall not be obligated to redeem or purchase any Notes pursuant to any sinking fund or analogous provisions or at the option of any Holder.

(9) Notes may be issued only in fully registered form and the authorized denomination of the Notes shall be $2,000 and any integral multiple of $1,000 in excess thereof.

(10) The amount of payments of principal of and any premium or interest on the Notes will not be determined with reference to an index or pursuant to a formula.

(11) The Notes shall be denominated, and payments of principal of and interest on the Notes will be made, in United States dollars.

(12) The payments of principal of and interest on the Notes shall not be payable at the election of the Company or Holder in one or more currencies, composite currencies or currency units.

(13) The portion of the principal amount of the Notes which shall be payable upon declaration of acceleration of maturity thereof shall not be other than the principal amount thereof.

(14) The principal amount payable at the Stated Maturity of each Note shall be determined as of a date or dates prior to the Stated Maturity.

(15) The defeasance provisions set forth in Sections 1302 and 1303 of the Indenture shall apply to the Notes.

(16) Each series of Notes will be represented by a global security (a “Global Security”) registered in the name of a nominee of the Depositary. The

Depository Trust Company will act as Depositary. Except as provided in Section 305 of the Indenture, Notes will not be issuable in definitive form and will not be exchangeable or transferable. So long as the Depositary or its nominee is the registered holder of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by such Global Security for all purposes under the Indenture and the Notes.

(17) The Notes shall be subject to the events of default specified in Section 501, paragraphs (1) through (7), of the Indenture.

(18) The Notes shall be subject to the covenants set forth in Article Ten of the Indenture.

(19) The Notes shall not be convertible into shares of Common Stock of the Company or exchangeable for any other securities.

(20) The 2020 Notes and the 2040 Notes shall have such other terms and provisions as are provided in the forms attached hereto as Exhibits A and B, respectively.

B. Establishment of Note Form Pursuant to Section 201 of Indenture.

It is hereby established pursuant to Section 201 of the Indenture that the Global Securities representing the 2020 Notes and the 2040 Notes shall be substantially in the forms attached hereto as Exhibits A and B, respectively.

C. Other Matters.

Attached as Exhibit C hereto are true and correct copies of the Resolutions; such Resolutions have not been further amended, modified or rescinded and remain in full force and effect; and such Resolutions, together with this Officers’ Certificate, are the only resolutions, approval or other action adopted by the Company’s Board of Directors or any committee thereof or by any Authorized Officers relating to the offering and sale of the Notes.

The undersigned Mark S. Rogus and Denise A. Hauselt, respectively, being Authorized Officers as defined in the Resolutions, each certifies that he/she has approved the terms of the Notes as set forth in this Officers’ Certificate, all in accordance with the authority of such officer pursuant to such Resolutions.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 10th day of August, 2010.

CORNING INCORPORATED

By:
Name: Mark S. Rogus
Title: Senior Vice President and Treasurer

By:
Name: Denise A. Hauselt
Title: Vice President and Secretary